Texas Mineral Resources Corp. 8-K

Exhibit 99.1

Texas Mineral Resources Announces Appointment Of Jonathan Beigle To Board Of Directors

SIERRA BLANCA, TX— (GlobeNewswire- May 9, 2025) – Texas Mineral Resources Corp. (OTCQB: TMRC)

Texas Mineral Resources Corp. (“TMRC” or the “Company”) is pleased to announce the appointment of Jonathan Beigle to the TMRC Board of Directors, effective May 8, 2025.  Mr. Beigle will serve as a member of the Audit Committee of the Board. Following the appointment of Mr. Beigle, the Board will be comprised of six directors, five of whom are independent.

“We are pleased to welcome Jonathan Beigle to the TMRC Board,” said Anthony Marchese, chairman. “Jonathan’s deep experience in precious and critical metals mining will be invaluable to TMRC as we grow our business.”

Mr. Beigle is a senior executive with more than 20 years of experience working in various leadership roles across the metals and mining industry. Since 2020, Mr. Beigle has served as director, president and chief executive officer of Ridgeline Royalties Incorporated (“Ridgeline”), a leading source of royalty and stream financing for miners that supply the clean energy marketplace. Prior to founding Ridgeline, Mr. Beigle was a part of Newmont Corporation’s (NYSE: NEM) award-winning investor relations team from 2018 through 2020. From 2004 until 2016, Mr. Beigle was a mining analyst at Manning & Napier Advisors, an institutional investment firm in Fairport, NY. Mr. Beigle’s past board experience includes service on the board of directors (2020-2024) of the Rocky Mountain Chapter of the National Investor Relations Institute and as a member of the Finance Strategic Committee (2018-2021) for the Society for Mining, Metallurgy and Exploration. Mr. Beigle has a Master of Science degree in mining engineering and management from the South Dakota School of Mines and a Bachelor of Science degree in business with a specialization in finance from Liberty University. Mr. Beigle is a CFA® charterholder.

Texas Mineral Resources also announces the resignation of Kevin Francis from the Board for personal reasons. TMRC thanks Kevin for his service and insight during his tenure.

About Texas Mineral Resources Corp.

Our primary focus is to pursue the development and commercialization, along with our joint venture operating partner, of the Round Top heavy-rare earth, technology metals, and industrial minerals project located in Hudspeth County, Texas, eighty-five miles southeast of El Paso, in which TMRC currently owns an approximate 19.3% interest. Additionally, the Company is pursuing other potential domestic mining opportunities, primarily gold and silver. The Company’s common stock trades on the OTCQB U.S. tier under the symbol “TMRC.”

Company Contact:

Texas Mineral Resources Corp.
Anthony Marchese, Chairman
E-mail: amarchese@tmrcorp.com

Twitter: @TexasMineralRes